Exhibit 99.12

IMPORTANT-PLEASE READ THIS EXCHANGE AND TRANSMITTAL INFORMATION

BOOKLET CAREFULLY BEFORE COMPLETING THE ENCLOSED LETTER OF TRANSMITTAL

EXCHANGE AND TRANSMITTAL INFORMATION BOOKLET FOR

ORDINARY SHARES OF EATON CORPORATION PLC

Forming Part of the Terms and Conditions of this Exchange Offer

I/we, the undersigned signatory to the Letter of Transmittal, surrender to you for exchange in this offer to redeem the Ordinary Share(s) of Eaton Corporation plc (“Eaton”), par value $0.01 per share (“Eaton Ordinary Shares”), identified below for shares of common stock, par value $0.01 per share (“SpinCo common stock”), of Mobility (USA) Corporation, a Delaware corporation (“SpinCo”). I/we certify that I/we have complied with all requirements as stated in the instructions included herein, am/are the registered holder(s) of the Eaton Ordinary Share(s) represented by the enclosed certificate(s) or book-entry identified above and have full authority to surrender these certificate(s) or book-entry Eaton Ordinary Shares, give the instructions in the Letter of Transmittal and warrant that the Eaton Ordinary Share(s) represented by these certificate(s) or book-entry are free and clear of all liens, restrictions, adverse claims and encumbrances. I/we acknowledge that, immediately following the consummation of the exchange offer, and if necessary, the Clean-Up Spin-Off (as defined below), 100% of the SpinCo common stock held by Eaton will be canceled and extinguished, Atlas Mobility Sub, Inc., a Delaware corporation and wholly owned subsidiary of SpinCo (“Merger Sub”), will be merged with and into Dana Incorporated, a Delaware corporation (“Dana”) (such merger, the “Merger”), with Dana surviving the Merger as a direct wholly owned subsidiary of SpinCo and each outstanding share of Dana common stock, par value $0.01 per share (“Dana common stock”) being converted into the right to receive a number of fully paid and nonassessable shares of SpinCo common stock equal to the Merger Exchange Ratio and, immediately following the Merger as part of the same overall transaction, Dana will merge with and into a Delaware limited liability company that currently is, or prior to the Effective Time will be formed as, a direct wholly owned subsidiary of SpinCo (“Second Merger Sub”), with Second Merger Sub surviving as a direct wholly owned subsidiary of SpinCo (the “Second Merger” and, together with the Merger, the “Mergers”). The Merger Exchange Ratio is one, subject to adjustment as provided in the Merger Agreement. Prior to the distribution in connection with the exchange offer and, to the extent necessary, the Clean-Up Spin-Off, Eaton will cause the total number of shares of SpinCo common stock outstanding to be set so that, immediately following the Merger, pre-Merger holders of SpinCo common stock (i.e., former Eaton shareholders) will hold 50.1%, and pre-Merger holders of Dana common stock will hold 49.9%, of the issued and outstanding shares of SpinCo common stock, in each case on a fully diluted basis.

As specified in the Prospectus dated [   ], 2027 (the “Prospectus”), no fractional shares of SpinCo common stock will be issued in connection with the exchange offer. In lieu of any fractional shares, holders of shares of SpinCo common stock following consummation of the exchange offer who would otherwise be entitled to receive a fractional share of SpinCo common stock (after aggregating all fractional shares of SpinCo common stock that would have otherwise been issuable to such holder) will receive a cash amount, without interest, as determined as set forth in the section of the Prospectus entitled “Exchange Offer—Terms of This Exchange Offer—Fractional Shares.” The undersigned instructs Eaton and the Distribution Exchange Agent to issue a check for fractional shares and to mail by first-class mail, postage prepaid, to the undersigned at the address indicated in the records maintained by or on behalf of Eaton unless otherwise indicated in “Special Delivery Instructions” in the Letter of Transmittal. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Prospectus.

INSTRUCTIONS TO THE LETTER OF TRANSMITTAL

IMPORTANT-PLEASE READ THESE INSTRUCTIONS CAREFULLY BEFORE

COMPLETING THE LETTER OF TRANSMITTAL

Reference is made to the Prospectus and the Letter of Transmittal, which, together with this Exchange and Transmittal Information Booklet, together with any amendments or supplements thereto or hereto, constitute the offer by Eaton to redeem all or a portion of the outstanding Eaton Ordinary Shares that are validly tendered prior to the expiration of this exchange offer and not properly withdrawn, in exchange for the issuance of SpinCo common stock, upon the terms and subject to the conditions set forth herein and in the Prospectus. Following the consummation of the exchange offer, in the Merger, Merger Sub will be merged with and into Dana, with Dana surviving the Merger as a direct wholly owned subsidiary of SpinCo and each outstanding share of Dana common stock being converted into the right to receive a number of fully paid and nonassessable shares of SpinCo common stock equal to the Merger Exchange Ratio and, immediately following the Merger as part of the same overall transaction, Dana will merge with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of SpinCo. The Merger Exchange Ratio is one, subject to adjustment as provided in the Merger Agreement. Prior to the distribution in connection with the exchange offer and, to the extent necessary, the Clean-Up Spin-Off, Eaton will cause the total number of shares of SpinCo common stock outstanding to be set so that, immediately following the Merger, pre-Merger holders of SpinCo common stock (i.e., former Eaton shareholders) will hold 50.1%, and pre-Merger holders of Dana common stock will hold 49.9%, of the issued and outstanding shares of SpinCo common stock, in each case on a fully diluted basis. No trading market currently exists for SpinCo common stock. You will not be able to trade shares of SpinCo common stock until such shares are approved for listing on the New York Stock Exchange (the “NYSE”) in connection with the consummation of the Merger.

Although Eaton has mailed the Prospectus to the extent required by U.S. law, including to shareholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any Eaton Ordinary Shares, shares of Dana common stock or shares of SpinCo common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Eaton, Dana or SpinCo has taken any action under non-U.S. regulations to facilitate a public offer to exchange the Eaton Ordinary Shares, Dana common stock or SpinCo common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender Eaton Ordinary Shares in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Eaton, Dana or SpinCo to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Eaton Ordinary Shares, Dana common stock or SpinCo common stock that may apply in their home countries. None of Eaton, Dana or SpinCo provides any assurance about whether such limitations may exist.

The exchange offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on [  ], 2027, unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on [  ], 2027 or any later date to which the exchange offer is extended, is referred to in this document as the “expiration date.” Shares tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer.

PLEASE SEE THE SECTION IN THE PROSPECTUS ENTITLED “EXCHANGE OFFER” FOR ADDITIONAL INFORMATION AND DETAIL CONCERNING THE EXCHANGE OFFER AND THE PROCEDURES FOR TENDERING YOUR EATON ORDINARY SHARES.

Exchange of Eaton Ordinary Shares -General Information

Appointment of the Eaton Designees as Attorneys-in-Fact and Proxy

By executing the Letter of Transmittal, you irrevocably appoint Eaton’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Eaton Ordinary Shares tendered and accepted for exchange by Eaton and with respect to any and all other Eaton Ordinary Shares and other securities issued or issuable in respect of such tendered and accepted Eaton Ordinary Shares on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that Eaton deposits the shares of SpinCo common stock exchangeable for the Eaton Ordinary Shares that you have tendered with the Distribution Exchange Agent for shares of SpinCo common stock. All such proxies shall be considered coupled with an interest in the tendered Eaton Ordinary Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given with respect to such Eaton Ordinary Shares will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Eaton’s designees will, with respect to the Eaton Ordinary Shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. Eaton reserves the right to require that, in order for Eaton Ordinary Shares to be deemed validly tendered, immediately upon Eaton’s acceptance for exchange of those Eaton Ordinary Shares, Eaton must be able to exercise full voting rights with respect to such Eaton Ordinary Shares.

Redemption of Eaton Ordinary Shares in accordance with Eaton’s Articles of Association

Eaton is authorized under Article 5(b)(iv) of its Articles of Association to effect acquisitions of Eaton Ordinary Shares as redemptions and any acquisitions of Eaton Ordinary Shares pursuant to the Exchange Offer will be effected by redemption. By executing the Letter of Transmittal, you acknowledge that the proper tendering or deemed tendering of Eaton Ordinary Shares pursuant to the Exchange Offer shall constitute an agreement, transaction, or trade with Eaton within the meaning of Article 5(b)(iv) of Eaton’s Articles of Association and such Eaton Ordinary Shares shall be deemed to be Redeemable Shares within the meaning of Eaton’s Articles of Association.

Eaton Ordinary Shares Deemed Accepted for Exchange Upon Notice by Eaton to the Distribution Exchange Agent

For purposes of the exchange offer, Eaton will be deemed to have accepted for exchange, and thereby exchanged, Eaton Ordinary Shares validly tendered and not properly withdrawn if and when Eaton notifies the Distribution Exchange Agent of its acceptance of the tenders of those Eaton Ordinary Shares pursuant to the exchange offer.

Upon the consummation of the exchange offer, Eaton will deliver to the Distribution Exchange Agent a book-entry authorization representing (a) all of the shares of SpinCo common stock being exchanged in the exchange offer, with instructions to hold those shares of SpinCo common stock as agent for the holders of Eaton Ordinary Shares validly tendered, not properly withdrawn and accepted for exchange in the exchange offer and (b) in the case of the Clean-Up Spin-Off, if any, all of the shares of SpinCo common stock being distributed in the Clean-Up Spin-Off to Eaton shareholders whose Eaton Ordinary Shares remain outstanding after the consummation of the exchange offer (as described in the Prospectus under “Exchange Offer—Distribution of SpinCo Common Stock Remaining After This Exchange Offer”), with instructions to hold those shares of SpinCo common stock as agent for such Eaton shareholders. Prior to or at the effective time of the distribution in connection with the exchange offer (and to the extent necessary, the Clean-Up Spin Off, SpinCo will deposit with the Distribution Exchange Agent for the benefit of persons who received shares of SpinCo common stock in the exchange offer (or in the Clean-Up Spin-Off, if applicable) evidence in book-entry form representing the shares of SpinCo common stock issuable to such shareholders. The Clean-Up Spin-Off refers to the issuance by SpinCo, at Eaton’s direction, following the consummation of the exchange offer, if the exchange offer is not fully subscribed, of the remaining shares of SpinCo common stock intended to be issued as part of the exchange offer on a pro rata basis to Eaton shareholders whose Eaton Ordinary Shares remain outstanding after consummation of the exchange offer.

Eaton Will Determine the Validity of Any Tender

Eaton will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Eaton Ordinary Shares, in Eaton’s sole discretion, and its determination will be final and binding. Eaton reserves the absolute right to reject any and all tenders of Eaton Ordinary Shares that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. In the event a shareholder disagrees with such determination, such shareholder may seek to challenge such determination in a court of competent jurisdiction. Eaton also reserves the absolute right to waive any of the conditions of the exchange offer, or any defect or irregularity in the tender of any Eaton Ordinary Shares. No tender of Eaton Ordinary Shares is valid until all defects and irregularities in tenders of Eaton Ordinary Shares have been cured or waived. Neither Eaton nor the Distribution Exchange Agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any Eaton Ordinary Shares or will incur any liability for failure to give any such notification. Eaton’s interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and the instructions herein) will be final and binding.

Return of Eaton Ordinary Shares if Tender Not Accepted

If Eaton does not accept for exchange any tendered Eaton Ordinary Shares for any reason pursuant to the terms and conditions of the exchange offer, the Distribution Exchange Agent (a) in the case of Eaton Ordinary Shares held in certificated form, will return certificates representing such Eaton Ordinary Shares without expense to the tendering shareholder and (b) in the case of Eaton Ordinary Shares tendered by book-entry transfer pursuant to the procedures set forth in the Prospectus in the section entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” such Eaton Ordinary Shares will be credited to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of the exchange offer.

Effect of Tenders

A tender of Eaton Ordinary Shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to Eaton that (1) you have the full power and authority to tender, sell, assign and transfer the tendered Eaton Ordinary Shares (and any and all other Eaton Ordinary Shares or other securities issued or issuable in respect of such Eaton Ordinary Shares), (2) when the same are accepted for exchange, Eaton will acquire good and unencumbered title to such Eaton Ordinary Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, and (3) you have a “net long position” in Eaton Ordinary Shares or equivalent securities at least equal to the Eaton Ordinary Shares being tendered, within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such tender of Eaton Ordinary Shares complies with Rule 14e-4 under the Exchange Act.

A tender of Eaton Ordinary Shares by persons in the European Economic Area (“EEA”) pursuant to any of the procedures described above will constitute your representation and warranty that you (1) are a “qualified investor” as defined in Article 2(e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended, and (2) acknowledge that the Exchange Offer is not available in any member state of the EEA (each, an “EEA Member State”) or addressed to any persons in any EEA Member State except to persons who are “qualified investors” as so defined. A tender of Eaton Ordinary Shares from persons whose addresses are in any EEA Member State who do not appear to be “qualified investors” may be rejected.

Any Eaton shareholder who validly tenders (and does not properly withdraw) Eaton Ordinary Shares that are accepted for exchange in the exchange offer will with respect to such Eaton Ordinary Shares waive their rights to receive, and forfeit any rights to, shares of SpinCo common stock distributed in the Clean-Up Spin-Off, if any.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Eaton Ordinary Shares for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) Eaton Ordinary Shares tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the Eaton Ordinary Shares tendered and such person will acquire such Eaton Ordinary Shares for tender by conversion, exchange or exercise and (2) will cause such Eaton Ordinary Shares to be delivered in accordance with the terms of the Prospectus. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Potential Limitation on Number of Eaton Ordinary Shares Accepted for Exchange

If, upon the expiration of the exchange offer, Eaton shareholders have validly tendered and not properly withdrawn more Eaton Ordinary Shares than Eaton elects to redeem (taking into account the exchange ratio and the total number of shares of SpinCo common stock intended to be issued as part of the exchange offer), Eaton will accept for exchange the Eaton Ordinary Shares validly tendered and not properly withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of Eaton Ordinary Shares to be accepted for exchange bears to the total number of Eaton Ordinary Shares validly tendered and not properly withdrawn (rounded to the nearest whole number of Eaton Ordinary Shares), and subject to any adjustment necessary to ensure the exchange of all shares of SpinCo common stock being offered by Eaton in the exchange offer, except for tenders of odd lots, as described below.

Except as otherwise provided in the Prospectus in the section entitled “Exchange Offer—Terms of This Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Eaton Ordinary Shares,” beneficial holders (other than for Eaton Ordinary Shares held under the Eaton 401(k) Savings Plans) of fewer than 100 Eaton Ordinary Shares who validly tender all of their Eaton Ordinary Shares will not be subject to proration if the exchange offer is oversubscribed. Beneficial holders of 100 or more Eaton Ordinary Shares are not eligible for this preference. Any beneficial holder of fewer than 100 Eaton Ordinary Shares (other than for Eaton Ordinary Shares held under the Eaton 401(k) Savings Plans) who wishes to tender all of such beneficial holder’s Eaton Ordinary Shares must complete the section entitled “Odd-Lot Shares” on the Letter of Transmittal.

Binding Agreement

The tender of Eaton Ordinary Shares pursuant to any of the procedures described in the Letter of Transmittal, this Exchange and Transmittal Information Booklet and the Prospectus, together with Eaton’s acceptance for exchange of such Eaton Ordinary Shares pursuant to such procedures, will constitute a binding agreement between Eaton and you upon the terms of, and subject to the conditions of, the exchange offer.

Procedures for Tendering

The exchange of Eaton Ordinary Shares tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Distribution Exchange Agent of (a) (i) share certificates representing all physically tendered Eaton Ordinary Shares, in proper form for transfer, or (ii) in the case of Eaton Ordinary Shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those Eaton Ordinary Shares in the Distribution Exchange Agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section of the Prospectus entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for Eaton Ordinary Shares, properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents. If any of your share certificates have been lost, stolen, destroyed or mutilated, please refer to the section entitled “Lost, Stolen, Destroyed or Mutilated Certificates” below for instructions on how to obtain replacement certificates prior to tendering.

The method of delivery of share certificates of Eaton Ordinary Shares and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the Distribution Exchange Agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Certificates representing shares of SpinCo common stock will not be issued to tendering holders of Eaton Ordinary Shares pursuant to the exchange offer. Rather than issuing certificates representing such shares of SpinCo common stock to tendering holders of Eaton Ordinary Shares, the Distribution Exchange Agent will cause the shares of SpinCo common stock to be credited to book-entry account records maintained by the Distribution Exchange Agent for the benefit of the respective tendering holders.

Pursuant to transactions described in the Prospectus, following the consummation of the exchange offer, Merger Sub will be merged with and into Dana in the Merger and each share of Dana common stock will be converted into the right to receive SpinCo common stock and cash in lieu of fractional shares of SpinCo common stock and, immediately following the Merger as part of the same overall transaction, Dana will merge with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of SpinCo.

Eaton Ordinary Shares Held in Certificated Form and/or Book-Entry DRS

If you hold certificates representing Eaton Ordinary Shares, you must deliver to the Distribution Exchange Agent at the applicable address listed below, a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other required documents as well as the certificates representing the Eaton Ordinary Shares being tendered. If any of your share certificates have been lost, stolen, destroyed or mutilated, please refer to the section entitled “Lost, Stolen, Destroyed or Mutilated Certificates” below for instructions on how to obtain replacement certificates prior to tendering.

If you hold Eaton Ordinary Shares that are recorded directly on the books and records of Eaton’s transfer agent (“DRS Eaton Ordinary Shares”) you must deliver to the Distribution Exchange Agent, pursuant to one of the methods set forth in the Letter of Transmittal, a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other required documents. Since certificates are not issued for DRS Eaton Ordinary Shares, you do not need to deliver any certificates representing those Eaton Ordinary Shares to the Distribution Exchange Agent.

Eaton Ordinary Shares Held Through a Bank, Broker or Other Nominee

If you hold Eaton Ordinary Shares through a bank, broker or other nominee and wish to tender your Eaton Ordinary Shares in the exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use the Letter of Transmittal to direct the tender of your Eaton Ordinary Shares. If that institution holds Eaton Ordinary Shares through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the Eaton Ordinary Shares into the Distribution Exchange Agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the Distribution Exchange Agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your Eaton Ordinary Shares. A tender by book-entry transfer will be completed upon receipt by the Distribution Exchange Agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the Distribution Exchange Agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the Eaton Ordinary Shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including these instructions) and that Eaton may enforce that agreement against the participant.

Shares Held in the Eaton 401(k) Savings Plans

Participants in the Eaton stock fund under the Eaton Savings Plan, the Eaton Personal Investment Plan and the Eaton Puerto Rico Retirement Savings Plan (together, the “Eaton 401(k) Savings Plans”) must follow the special instructions that are being sent to them by their applicable plan administrator or other plan fiduciary with respect to their interest in the Eaton 401(k) Savings Plans. Such participants should not use the Letter of Transmittal to direct the tender of Eaton Ordinary Shares held in the applicable Eaton 401(k) Savings Plans.

We refer participants in the Eaton 401(k) Savings Plans to the separate special instructions being sent to them by their applicable plan administrator or other plan fiduciary with respect to their interest in the Eaton 401(k) Savings Plans for further detail.

Please contact the phone number in the letter or email you receive from the applicable plan record keeper to speak with a customer service associate if you have not yet received instructions from the plan record keeper.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which the Eaton Ordinary Shares are tendered for the account of a U.S. eligible institution.

If the certificates representing Eaton Ordinary Shares are registered in the name of a person other than the person who signs the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate share powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or share powers guaranteed by a U.S. eligible institution. If this Letter of Transmittal or any certificate or share power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Distribution Exchange Agent of the authority of such person so to act must be submitted, in addition to obtaining a medallion guarantee stamp as outlined above. In the event that a signature guarantee is required to complete the Letter of Transmittal, holders of DRS Eaton Ordinary Shares must complete and return the Letter of Transmittal to the Distribution Exchange Agent by mail.

Withdrawal Rights

Eaton Ordinary Shares validly tendered pursuant to the exchange offer may be withdrawn at any time before the expiration of the exchange offer and unless Eaton has previously accepted such Eaton Ordinary Shares for exchange pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once Eaton accepts Eaton Ordinary Shares for exchange pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of Eaton Ordinary Shares to be effective, the Distribution Exchange Agent must receive from you a written notice of withdrawal, in the form made available to you, at one of its addresses set forth on the back cover of the Prospectus, and your notice must include your name and the number of Eaton Ordinary Shares to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those Eaton Ordinary Shares.

If certificates have been delivered or otherwise identified to the Distribution Exchange Agent, the name of the registered holder and the certificate numbers of the particular certificates evidencing the Eaton Ordinary Shares must also be furnished to the Distribution Exchange Agent, as stated above, prior to the physical release of the certificates. If Eaton Ordinary Shares have been tendered pursuant to the procedures for book-entry tender discussed in the Prospectus in the section entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Eaton Ordinary Shares and must otherwise comply with the procedures of The Depository Trust Company.

Eaton will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding, subject to the rights of the tendering shareholders to challenge Eaton’s determination in a court of competent jurisdiction. Neither Eaton nor the Distribution Exchange Agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any Eaton Ordinary Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn Eaton Ordinary Shares by following one of the procedures discussed in the Prospectus in the section entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).

If you hold Eaton Ordinary Shares through the Eaton 401(k) Savings Plans (or units in respect of Eaton Ordinary Shares), you will be provided with special instructions by or on behalf of your plan administrator on how to withdraw your Eaton Ordinary Shares (or units in respect of Eaton Ordinary Shares) and you must deliver any required information in a timely manner in order for the tabulator for the Eaton 401(k) Savings Plans to withdraw your election to exchange from the final tabulation. The deadline will be specified in the special instructions provided to you (or, if the exchange offer is extended, any new plan participant withdrawal deadline established by the applicable plan administrator).

Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.

Guaranteed Delivery Procedures

If you wish to tender Eaton Ordinary Shares pursuant to the exchange offer but (i) your certificates are not immediately available, (ii) you cannot deliver the Eaton Ordinary Shares or other required documents to the Distribution Exchange Agent before the expiration of the exchange offer or (iii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your Eaton Ordinary Shares, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•

before the expiration of the exchange offer, the Distribution Exchange Agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Eaton, in the manner provided below; and

•

no later than 5:00 p.m. on the second NYSE trading day after the date of execution of such notice of guaranteed delivery, the Distribution Exchange Agent must receive: (i) (A) share certificates representing all physically tendered Eaton Ordinary Shares or (B) in the case of Eaton Ordinary Shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those Eaton Ordinary Shares in the Distribution Exchange Agent’s account at The Depository Trust Company, (ii) a Letter of Transmittal for Eaton Ordinary Shares, properly completed and duly executed, including with any required signature guarantees or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (iii) any other required documents.

Registered shareholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of Eaton Ordinary Shares) may transmit the notice of guaranteed delivery by mail it to the Distribution Exchange Agent. If you hold Eaton Ordinary Shares through a bank, broker or other nominee, that institution must submit any notice of guaranteed delivery on your behalf.

IRS Form W-9/IRS Form W-8

Under U.S. federal income tax law, a non-exempt shareholder of Eaton Ordinary Shares surrendering Eaton Ordinary Shares in the exchange offer who is a “United States person” for U.S. federal income tax purposes is required to provide the Distribution Exchange Agent with such shareholder’s correct Taxpayer Identification Number (“TIN”), generally the shareholder’s social security or federal employer identification number, and certify that such shareholder is not subject to backup withholding by completing an Internal Revenue Service (“IRS”) Form W-9 or otherwise establish a basis for exemption from backup withholding. If the Distribution Exchange Agent is not provided with a United States person’s correct TIN and other information and certifications required on IRS Form W-9 or an adequate basis for an exemption from backup withholding before payment is made, payments of cash made to such United States person in lieu of fractional shares of SpinCo common stock pursuant to the exchange offer and, to the extent necessary, the Clean-Up Spin-Off, may be subject to backup withholding at the applicable rate (currently at a rate of 24%), and such United States person may be subject to a $50 penalty imposed by the IRS. See the instructions to IRS Form W-9 for additional information.

Certain shareholders (for example, corporations, financial institutions, tax-exempt entities, IRA plans, and certain foreign persons) are not subject to these backup withholding and reporting requirements. A shareholder of Eaton Ordinary Shares surrendering Eaton Ordinary Shares in the exchange offer who is not a United States person may qualify as an exempt recipient by providing the Distribution Exchange Agent with a properly completed applicable IRS Form W-8, signed under penalties of perjury, attesting to such shareholder’s foreign status or by otherwise establishing an exemption. See the instructions to the applicable IRS Form W-8 for additional information.

In order to avoid backup withholding with respect to cash received in exchange for fractional shares pursuant to the exchange offer and, to the extent necessary, the Clean-Up Spin-Off, each shareholder submitting Eaton Ordinary Shares in the exchange offer (or otherwise receiving SpinCo common shares pursuant to a Clean-Up Spin-Off) must provide the Distribution Exchange Agent with a properly completed IRS Form W-9 (if applicable) or, alternatively, must establish another basis for exemption from backup withholding. A shareholder that is not a “United States person” may qualify as an exempt recipient by submitting to the Distribution Exchange Agent a properly completed IRS Form W-8BEN, W-8BEN-E, Form W-8ECI, Form W-8EXP or Form W-8IMY, as applicable (which can be obtained from the Internal Revenue Service (the “IRS”) website http://www.irs.gov or by contacting the Distribution Exchange Agent) signed under penalty of perjury, attesting to that shareholder’s exempt status.

Failure to complete an IRS Form W-9 or applicable IRS Form W-8, in each case if applicable, will not, by itself, cause the Eaton Ordinary Shares surrendered by a shareholder of Eaton Ordinary Shares to be deemed invalidly tendered but may require the Distribution Exchange Agent to backup withhold at the applicable rate from any payments of cash made to such shareholder in lieu of fractional shares of SpinCo common stock pursuant to the exchange offer and, to the extent necessary, the Clean-Up Spin-Off. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS when completing a tax return for that applicable year, based on the withholding amount reported on the IRS Form 1099.

Payment in lieu of withholding by Exchange Agent

Under Irish tax law, a shareholder who is not exempt from dividend withholding tax (“DWT”) in Ireland on the issuance of SpinCo common stock under the Clean-Up Spin-Off will be subject to DWT in Ireland at the standard rate of income tax (currently 25%).

For shareholders who are not exempt from DWT, 25% of the SpinCo common stock issued to them under the Clean-Up Spin-Off will be withheld and sold in the market to fund the dividend withholding tax liability of Eaton. However, no shares will be withheld from the issuance of SpinCo common stock under the Clean-Up Spin-Off to shareholders who are not exempt from DWT where such shareholders pay an amount equal to the DWT liability to [Eaton/the Exchange Agent] within [a specified period] prior to the Clean-Up Spin-Off.

Lost, Stolen, Destroyed or Mutilated Certificates

If your certificate(s) representing Eaton Ordinary Shares have been lost, stolen, destroyed or mutilated and you wish to tender your Eaton Ordinary Shares, you should promptly call Broadridge Corporate Issuer Solutions, LLC., the transfer agent, at 1-888-597-8625 regarding the requirements for replacement of the certificate. You will also need to complete an affidavit of lost, stolen, destroyed or mutilated certificate(s) (that you may request by calling the transfer agent at 1-888-597-8625), post a surety bond for your lost, stolen, destroyed or mutilated Eaton Ordinary Shares, and pay a service fee. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, destroyed or mutilated certificates have been followed. You are urged to contact the transfer agent immediately to ensure timely processing of the documentation.

The information agent for the exchange offer is:

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MANUALLY SIGNED EMAILED COPIES OF THE LETTER OF TRANSMITTAL WILL NOT BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH RECORD SHAREHOLDER OF EATON TO THE DISTRIBUTION EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH BELOW.

The Distribution Exchange Agent for the exchange offer is:

Broadridge Corporate Issuer Solutions, LLC

By Mail:	By Hand or Overnight Courier:

Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717